Exhibit 10.2

PRIVILEGED AND CONFIDENTIAL

RETENTION AND NONCOMPETITION AGREEMENT

AGREEMENT by and between U.S. BANCORP (“Parent”), UNITED FINANCIAL CORP. (the “Company”), and Steve L. Feurt (the “Employee”), dated as of the 6th day of November, 2006 (the “Effective Date”). In the event that the Merger Agreement (as defined below) is terminated, this Agreement shall be void ab initio and of no further force and effect. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Employee is an employee of the Company and, pursuant to that certain Agreement and Plan of Merger, dated as of even date herewith, by and among Parent, Cascade Merger Corporation (“Merger Sub”), and the Company (the “Merger Agreement”), Merger Sub will be merged with and into the Company (the “Merger”) and the Company will, upon the closing of the transactions contemplated by the Merger Agreement, become a wholly-owned subsidiary of Parent.

WHEREAS, Parent and the Company have determined that it is in the best interests of Parent and the Company and their respective shareholders to assure that the Company will have the continued dedication of the Employee pending the Merger and to provide the surviving corporation after the Merger with continuity of management.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement and in consideration of Parent’s acquisition for value of all of the Employee’s shares of capital stock of the Company pursuant to the Merger Agreement, Parent has requested that the Employee shall have executed and delivered this Agreement in favor of the Company and Parent and their respective affiliates and successors, and the Employee wishes to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Retention Period. The Company and Parent wish to ensure that the Employee remains in the employ of the Company for the period beginning on the Effective Date and ending on the second anniversary thereof (the “Retention Period”).

2.            Retention Payments. (a) During the Retention Period, the Employee shall be entitled to receive cash retention payments in an aggregate amount (the “Aggregate Retention Amount”) equal to $125,000, subject to the Employee’s continued employment with the Company as of the applicable Payment Date (as defined below) and compliance with the covenants set forth in Section 4 of this Agreement. The Aggregate Retention Amount shall vest and be payable in the amounts and on the dates (the “Payment Dates”) set forth below:

Payment Date	Retention Amount Payable
First anniversary of Effective Date	$62,500
Second anniversary	$62,500

To the extent any such Payment Date is not a regular pay day for the Company, the Company shall have the option to elect to postpone the payment of the portion of the Aggregate Retention Amount then payable until the regular pay day immediately following such Payment Date.

(b)          Termination of Employment During the Retention Period. (i) If, during the Retention Period, the Company shall terminate the Employee’s employment other than for Cause (as defined herein), subject to the Employee’s continued compliance with the covenants set forth in Section 4 hereof, then (a) the unpaid portion of the Aggregate Retention Amount shall become vested and be paid in the installments and on the Payment Dates set forth above in Section 2(a) and (b) the Company shall continue to pay to the Employee the Employee’s base salary (as in effect on the date of the Employee’s termination of employment pursuant to this Section 2(b)(i)) from the date of such termination through the end of the Retention Period (the “Severance Payments”). Any amounts otherwise payable to the Employee pursuant to the terms of any severance plan, policy, program or agreement of any Company Entity (as defined below) shall be reduced (but not below zero) by the aggregate amount of the Severance Payments. Notwithstanding anything herein to the contrary, the Severance Payments may be paid at the time and in the manner determined by the Company to the extent necessary to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(ii)          If, during the Retention Period, the Company shall terminate the Employee’s employment by reason of the Employee’s Disability (as defined herein), or the Employee shall terminate employment due to his death, the Employee or his estate or beneficiary, as applicable, shall be paid in a lump sum, within thirty (30) days of the date of termination of the Employee’s employment, the portion of the Aggregate Retention Amount that would have vested and been paid on the Payment Date next following the date of termination due to death or Disability. For purposes of clarity, to the extent the extent the date of termination due to death or Disability occurs prior to the first anniversary of the Effective Date, the first installment of the Aggregate Retention Amount shall vest and be paid and the second installment shall be forfeited.

3.	Definitions. (a) Cause. For purposes of this Agreement, “Cause” shall mean:

(i)           the failure of the Employee to perform the Employee’s duties with the Company or any Company Entity (other than as a result of physical or mental illness or injury), which failure continues for ten (10) days after a written demand for performance is delivered to the Employee by the Company or Parent;

(ii)	breach of a covenant set forth in Section 4 of this Agreement;
(iii)	illegal conduct or gross misconduct by the Employee;

(iv)         a material breach of policies or rules of the Company or Parent or a violation of laws or regulations material to the Employee’s employment; or

(v)          the Employee’s conviction of, or plea of guilty or nolo contendere to a charge of commission of a felony.

(b)          For purposes of this Agreement, “Company Entity” shall mean any entity controlled by, controlling or under common control with the Company or Parent.

(c)          Disability. For purposes of this Agreement, “Disability” shall have the meaning specified in the long-term disability plan of the Company or Company Entity under which the Employee is covered.

4.            Restrictive Covenants. (a) The Employee acknowledges that the Employee will have knowledge of certain trade secrets of the Company. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to any of the Company Entities and their respective businesses, (including, without limitation, any client names, client lists, trade secrets, research, secret data, business methods, operating procedures or programs), which shall have been obtained by the Employee during the Employee’s employment by the Company or any Company Entity and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement) (collectively, the “Trade Secrets and Confidential Information”). After termination of the Employee’s employment with the Company or any Company Entity the Employee shall not, without the prior written consent of Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or Parent and those designated by it. For the purposes of this Section 4(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. All records, files, memoranda, reports, customer lists, documents and the like that the Employee uses, prepares or comes into contact with during the course of the Employee’s employment shall remain the sole property of the Company or one the Company Entities, as applicable, and shall be turned over to the Company or such Company Entity upon termination of the Employee’s employment.

(b)          Noncompetition. During the Restricted Period (as defined below), the Employee shall not engage in or become associated with a Competitive Activity. For purposes of this Section 4(b): (i) the “Restricted Period” means the two-year period following the Closing Date (as defined in the Merger Agreement); (ii) a “Competitive Activity” means any business or other endeavor, in any county in Montana, that is engaged in the banking business, whether through a bank, a savings and loan, a savings bank, a credit union, a mortgage company, bank holding company, savings and loan holding company or other depositary institution holding company in such jurisdiction as of the Effective Time or any time thereafter; and (iii) the Employee shall be considered to have become “associated with a Competitive Activity” if he becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Employee may make and retain investments during the Restricted Period in less than one percent (1%) of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(c)          Nonsolicitation. During the Restricted Period, the Employee shall not, directly or indirectly, on behalf of himself or on behalf of any other individual, association or entity, as an agent or otherwise (i) contact any of the customers of any Company Entity for whom the Employee directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such client to acquire any product or service that currently is provided or under development by a Company Entity from any entity other than a Company Entity, (ii) contact any of the customers or prospective customers of any Company Entity whose identity or other customer specific information the Employee discovered or gained access to as a result of the Employee’s access to the Trade Secrets and Confidential Information of any Company Entity for the purpose of soliciting or inducing any of such customers or prospective customers to acquire any product or service that currently is provided or under development by any Company Entity from any entity other than a Company Entity or (iii) utilize the Trade Secrets and Confidential Information to solicit, influence, or encourage any customers or prospective customers of any Company Entity to divert or direct their business to the Employee or any other person, association or entity by or with whom the Employee is employed, associated, engaged as agent or otherwise affiliated. During the Restricted Period, the Employee shall not, directly or indirectly, encourage, induce or entice any employee of any Company Entity with access to or possession of Trade Secrets or Confidential Information to terminate employment with such Company Entity.

(d)          Acknowledgement. The Employee acknowledges and agrees that: (i) the purposes of the covenants set forth in this Section 4, are to protect the goodwill and Trade Secrets and Confidential Information of the Company and Parent in connection with the acquisition of the Company by Parent and to prevent the Employee from interfering with the business and client relationships and employees of the Company Entities as a result of or following termination of the Employee’s employment with the Company or one of the Company Entities; and (ii) that the covenants set forth in this Section 4 are being given in consideration for (A) the payment being received by the Employee as a shareholder of the Company as a result of the Merger, which the Employee agrees is a transaction described in Section 28-2-704 of the Montana Code Annotated, (B) the Employee’s continued employment with the Company following the Merger, and (C) the Employee’s right to receive the Aggregate Retention Amount and the Severance Payments on the terms set forth in this Agreement. The Employee understands that he would not be entitled to any of the consideration set forth in this paragraph absent his execution of this Agreement.

(e)          Enforcement. In the event of a breach or threatened breach of this Section 4, the Employee agrees that Parent and the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Employee acknowledges that damages would be inadequate and insufficient. With respect to any provision of Section 4 finally determined by a court of competent jurisdiction to be unenforceable, the parties hereto hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of Section 4 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of Parent or the Company to enforce any such covenant in any other jurisdiction.

(f)           Survival. Any termination of the Employee’s employment or of this Agreement shall have no effect on the continuing operation of this Section 4.

5.            Successors. This Agreement is personal to the Employee and, without the prior written consent of Parent, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon Parent, the Company and their successors and assigns.

6.            Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)          All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the most recent address

on file at the Company.

If to the Company:

United Financial Corp.

P.O. Box 2779

120 First Avenue North

Great Falls, Montana 59403

Tel: (763) 542-3001

Fax: (763) 543-8617

Attention: Chairman

If to Parent:

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attention: John Elmore, Vice President of Community Banking

Tel: (913) 652-5126

Fax: (913) 652-5032

or to such other address as either party furnishes to the other in writing in accordance with this Section 6(b). Notices and communications shall be effective when actually received by the addressee.

(c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)          The Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)          The failure of the Employee, Parent or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)           This Agreement contains all the understandings between the parties hereto, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them. The Employee represents that, in executing this Agreement, the Employee does not rely and has not relied upon any representation or statement not set forth herein with regard to the subject matter or effect of this Agreement.

(g)          The Employee, the Company and Parent acknowledge that the employment of the Employee by the Company, Parent or the Company Entities is “at will” and that the Employee’s employment may be terminated by either the Employee or the Company or Parent at any time prior to the expiration of the Retention Period or thereafter.

(h)          This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and each of Parent and the Company have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Steve L. Feurt
Steve L. Feurt

UNITED FINANCIAL CORP.

/s/ Kurt R. Weise
By:	Kurt R. Weise
Title:	Chairman

U.S. BANCORP

By:
Title: